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                                                                    EXHIBIT 99.2
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[McLEODUSA LOGO APPEARS HERE]


McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids IA 52406-3177
Press and Investor Contact: Bryce E. Nemitz bnemitz@mcleodusa.com
Phone: (319) 298-7800
FAX: (319) 298-7767

FOR IMMEDIATE RELEASE

               MCLEODUSA PROPOSED PRIVATE DEBT OFFERING - UPDATE

        Cedar Rapids, Iowa, March 11, 1998 - McLeodUSA Incorporated (NASDAQ/NMS:MCLD), announced today an update of its plans for a proposed private offering of senior notes. The Company now plans to raise approximately $300 million due March 15, 2008 in a proposed private offering of 8.375% senior notes to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933 and pursuant to offers and sales that occur outside the United States in accordance with Regulation S under the Securities Act of 1933.

        McLeodUSA intends to use the proceeds from the proposed private offering, along with funds available from prior offerings and from other financing sources, to fund expanded development and construction costs of the Company's fiber optic network including the expansion of intra-city fiber optic networks; accelerated market expansion activities of the Company's telecommunications business; potential acquisitions, joint ventures and strategic alliances; the development, construction and operation of a PCS system; construction of the Company's corporate headquarters buildings; and for additional working capital and general corporate purposes, including funding operating deficits and net losses. The Company expects that a substantial amount of the proceeds of the Offering will be used to create funding capacity for the Company's proposed expansion of intra-city fiber optic networks.

        The senior notes proposed to be offered by McLeodUSA will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed senior note.